EXHIBIT 12

                              FORTUNE BRANDS, INC.

         Statement Re Computation of Ratio of Earnings to Fixed Charges
                          (Dollar amounts in millions)

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

                                                                      Years Ended December 31,
                                       -----------------------------------------------------------------------------
                                             1994             1995              1996            1997         1998
                                            ------           ------            ------          ------       ------
Continuing Operations
------------------------------
Earnings Available:

  Income before
     provision for
     taxes on income
     and minority interest                   $ 43.4          $358.9            $340.1           $145.2       $ 516.4

  Less:  Excess of
           earnings over
           dividends of less
           than fifty percent
           owned companies                      -               0.2               0.2              0.2           0.2

           Capitalized interest                 0.2             -                 0.3              -             -
                                          ---------       ---------            -------           -------     --------
                                               43.2           358.7             339.6            145.0         516.2
                                           --------       ---------            -------           -------     --------
Fixed Charges:

  Interest expense
     (including capitalized
     interest) and amortization
     of debt discount and expenses            184.6           147.1             172.6            122.4         105.4

  Portion of rentals
     representative of
     an interest factor                        12.8            13.5              15.1             14.7          17.0
                                            -------         -------            -------          --------     --------
    Total Fixed Charges                       197.4           160.6             187.7            137.1         122.4
                                            -------         -------            -------          --------     --------

    Total Earnings
       Available                             $240.6          $519.3            $527.3           $282.1        $638.6
                                              =====           =====            ======            =====         =====


Ratio of Earnings to
  Fixed Charges                                1.22            3.23              2.81             2.06          5.22
                                               ====            ====              ====             ====          ====


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